Exhibit 8(D)

FUND PARTICIPATION AND SERVICE AGREEMENT

          Teachers Insurance and Annuity Association of America (hereinafter called the “Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company listed on Exhibit A (hereinafter called "Separate Accounts"), TIAA-CREF Individual & Institutional Services, LLC (for purposes of paragraph 9(e) only), American Funds Distributors, Inc. (hereinafter called “Distributor”), American Funds Service Company (hereinafter called “Transfer Agent”), Capital Research and Management Company (hereinafter called “Adviser”) on behalf of each of the open-end investment companies, or series thereof for which Distributor, Transfer Agent and Adviser provide services (hereinafter collectively called the "Funds" and, individually, a "Fund"), for good and valuable consideration, hereby agree on this ____ day of ___________ 2006, that Class R-5 shares (“shares” or “Class R Shares”) of the Funds listed on Exhibit A shall be made available to serve as underlying investment media for certain individual and group variable annuity contracts (hereinafter called “Contract(s)” available only to employer sponsored retirement plans established pursuant to Internal Revenue Code (“Code”) Section 403(a), 403(b), 414(d) or 457, or qualified under Code Section 401(a) (each a “Plan,” and collectively “Plans”).; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:

1.	Authorization; Services.

	a.	As principal underwriter of the Funds, Distributor agrees to offer and sell shares of the Funds listed on the attached Exhibit A to the Insurance Company for itself and on behalf of the Separate Accounts pursuant to the terms of this Agreement. The Insurance Company will offer shares of the Funds in connection with the sale of Contracts to Plans by its subcontractors as defined and set forth above. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering prospectuses of the Funds, and to the applicable Rules of the NASD, which shall control and override any provision to the contrary in this Agreement.

	b.	Transfer Agent hereby appoints Insurance Company as limited agent with respect to shares of the Funds purchased, held, and redeemed by the Separate Accounts solely for purposes of the provisions of this Agreement, and Insurance Company accepts such appointment, on the terms set forth herein.

	c.	The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement on behalf of the Distributor, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the Insurance Company to its Separate Accounts include, (i) mailing and otherwise making available to Contractholders, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, and other notices; (ii) handling general questions regarding the Funds from Contractholders (and their participants) including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Plan participant in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; (iv) preparing and mailing IRS Form 1099-R and/or IRS Form W-2 as required by applicable Internal Revenue Service rules and regulations; and (v) such other services and assistance to the Distributor and Transfer Agent with respect to the Contractholders as the Distributor, Transfer Agent and Insurance Company shall reasonably agree upon including, without limitation, assistance in maintaining accounts and records. Administrative services to Contractholders shall be the responsibility of the Insurance Company and shall not be the responsibility of Distributor, Transfer Agent or any of their affiliates.

d.	Insurance Company shall provide to Transfer Agent for each Separate Account an Authorization For Redemptions To Bank Accounts form, substantially in the form provided by Transfer Agent to Insurance Company.

e.	Insurance Company shall comply with the Operational Guidelines attached hereto, as amended from time to time. To the extent the provisions of the Operational Guidelines are inconsistent with other provisions of this Agreement, the terms of the Operational Guidelines shall control.

f.	Insurance Company shall transmit to Transfer Agent or the Funds (or to any agent designated by either of them) such information in the possession of Insurance Company concerning the Plans (as defined in paragraph 2, below) and participants in the Plans as shall reasonably be necessary for Transfer Agent to provide services as transfer agent for the Funds and as any Fund shall reasonably conclude is necessary to enable that Fund to comply with applicable state Blue Sky laws or regulations.

2. Marketing of Contracts. In marketing the Contracts, the Insurance Company will comply or cause its subcontractors to comply in all material respects with applicable state insurance and federal and state securities laws. The Insurance Company may market the Contracts it issues through insurance agencies or brokers including those which may be controlled by insurance companies. The Insurance Company shall make the Contracts available only to Plans.

a.	Except as provided for in paragraphs b and c of this Section: if approved by Distributor in writing prior to bidding, Insurance Company will make the Contracts available only to a

Plan with at least $50 million in assets.

	b.	For a Plan with less than $50 million in assets, Distributor may, at its discretion, approve in writing Insurance Company making the Contracts available to the Plan if the Plan uses the services of an independent financial intermediary (e.g., broker, financial advisor, consultant, or RIA). The financial intermediary must provide us with the following information in writing prior to any approval Distributor might give: (1) the name of the financial intermediary and the firm with whom the financial intermediary is affiliated, (2) the name of the proposed Plan, (3) the name of the Contracts in which the Plan intends to invest, (4) a statement that identifies Insurance Company or another entity as the one providing recordkeeping services to the Plan, and (5) a statement from the financial intermediary that acknowledges distributor of the Contracts as the broker-dealer of record and that no compensation under this Agreement will be paid to the financial intermediary from American Funds.

	c.	Insurance Company need not obtain Distributor’s approval prior to making Class R shares available to a Plan having assets of less than $50 million if the Plan is affiliated with another Plan with more than $50 million in assets (Core Plan), the Core Plan is a client of Insurance Company, and the same committee is responsible for selecting the available investment options for both the Plan and the Core Plan.

3.	Compliance with Laws; Reliance on Instructions.

	a.	Distributor and Advisor acknowledge and agree that Insurance Company is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by Distributor, which relates to any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by Distributor and the Funds with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”) over the Distributor or Funds, and the provisions of the Funds’ prospectus and statement of additional information.

	b.	Insurance Company acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by Insurance Company or its agents that are not included in the prospectuses, statements of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by the Distributor; (ii) satisfying prospectus delivery requirements, to the extent required by law; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over Insurance Company.

c.	Each party is entitled to rely on any written records or instructions provided to it by responsible persons of the other party(ies).

4.         Insurance Company Representations and Warranties. The Insurance Company represents and warrants that: (i) it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement; (ii) this Agreement constitutes its legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms; (iii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; (iv) it will or has established the Separate Accounts as separate accounts under New York law; (v) the Insurance Company has registered the Separate Accounts as unit investment trusts under the Investment Company Act of 1940, as amended (the "1940 Act"), to serve as investment vehicles for certain Contracts or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act; (vi) the Contracts provide for the allocation of net amounts received by the Insurance Company to the Separate Accounts, for investment in the shares of specified investment companies selected among those companies available through the Separate Accounts to act as underlying investment media; and (vii) (a) its affiliate and any other subcontractors involved in marketing the Contracts is a properly registered or licensed broker or dealer under applicable federal laws and regulations and is materially complying with and will continue to materially comply with all applicable federal laws, rules and regulations applicable to distribution of the Contracts, (b) its affiliate and any other subcontractors involved in marketing the Contracts is a member of the NASD, (c) its affiliate and any other subcontractors involved in marketing the Contracts is currently a member of the NASD and currently its NASD membership has not been suspended or terminated, and (d) it, its affiliate or any other subcontractors involved in marketing the Contracts is a member of the National Securities Clearing Corporation (“NSCC”). Insurance Company agrees to notify the Distributor immediately in writing if any of the foregoing representations ceases to be true to a material extent.

5.         Distributor, Adviser and Transfer Agent Representations and Warranties. Distributor, Adviser, and Transfer Agent each represents and warrants that: (i) this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms; (ii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; (iii) the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations; (iv) Advisor represents that the Funds (A) are lawfully organized and validly existing under applicable state law, (B) are, and will continue to be registered as investment companies under the 1940 Act and do and will comply in all material respects with the 1940 Act, (C) shares of the Funds sold by the Funds are, and will continue to be, registered under the Securities Act of 1933, as amended, duly authorized for issuance and sold in compliance with applicable federal and state securities laws, and (D) shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares; (v) Distributor represents that it is a corporation duly organized and existing in good standing under the laws of the State of California, and is authorized to enter into and perform this Agreement as principal underwriter for the Funds; (vi) Distributor represents that it is in material conformity with all applicable federal and state laws and related regulations, is a member in good standing of the NASD, and is registered as a broker-dealer with the SEC; (vii) Distributor represents that it will sell and distribute shares of the Funds in accordance with any applicable state and federal securities laws and may properly cause shares of the Funds to be made available for the purposes of this Agreement pursuant to distribution agreements between the Funds and the Distributor; (viii) Adviser represents that it is an investment adviser registered under the Investment Adviser’s Act of 1940, as amended; (ix) the Funds and Distributor will comply with any applicable state insurance laws or regulations (including the furnishing of information not otherwise available to the Insurance Company which is required by state insurance law to enable the Insurance Company to obtain the authority needed to issue the Contracts in any applicable state. In addition Distributor will cooperate with Insurance Company to provide Fund information necessary for Insurance Company to complete any filings of sales literature for the Contracts, to the extent requested in writing by the Insurance Company; (x) Transfer Agent represents that is a Corporation duly organized and existing under the laws of the State of California and is a member of the NSCC and agrees that the terms and conditions of NSCC membership shall be incorporated herein (xii) each of Distributor, Advisor and Transfer Agent has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement; (xiii) Distributor and its affiliates are solely responsible for information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by Distributor relating to any Fund; (xiv) Distributor represents that prospectuses, other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue; (xv) the Distributor represents and warrants that the Funds’ trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Funds in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time, which aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company; and (xvi) Adviser represents that the Funds are or prior to the date of this Agreement will be qualified as a Regulated Investment Company under Subchapter M of the Code, and that the Funds will make every effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that Adviser will notify the Insurance Company immediately upon having a reasonable basis for believing that the Funds have ceased to so qualify or that the Funds might not so qualify in the future.

6.	Plan Level Accounts, Fees.

	a.	With respect to Plans investing in the Contracts, Insurance Company shall maintain a single account for each such Plan on the books of AFS. Insurance Company shall obtain the written consent of the Distributor and/or Transfer Agent prior to establishing one or more omnibus accounts per Fund.

b.	In consideration of the services provided by Insurance Company herein, wherein the Insurance Company purchases Fund shares on behalf of the Separate Accounts and keeps records under the Contracts, the Transfer Agent agrees to pay to the Insurance Company such fees as are set forth in the Business Agreement between the parties dated as of the date of this Agreement. Such Business Agreement is hereby incorporated herein by reference. Notwithstanding the foregoing, Insurance Company shall not be entitled to fees with respect to any Separate Account if its services were offered in violation of paragraph 1(f), above. It is understood that Insurance Company shall receive no fees from the Funds, Transfer Agent, Distributor, Adviser, or any of their respective affiliates in connection with any services provided hereunder other than those provided for in this paragraph. Insurance Company shall disclose the rate of compensation received from Transfer Agent or its affiliates in respect of the Plan’s investments in the Funds. Insurance Company acknowledges that Transfer Agent and its affiliates may disclose to the Plan sponsor and brokers all compensation payable to Insurance Company in connection with Plan investments in the Funds.

7.        Pricing Information. The Adviser or the Transfer Agent will compute the closing net asset value, and any distributor information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds’ current prospectuses. The Adviser or the Transfer Agent will use their best efforts to communicate to the Insurance Company such information by 6:30 p.m. Eastern Time on each Business Day. Such information shall be accurate and true in all respects and updated continuously. Any material error in the calculation or reporting of the closing net asset value per share shall be reported immediately upon discovery to the Insurance Company. In such event, the Insurance Company shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct closing net asset value per share. Any error of a lesser amount shall be corrected in the same Business Day's net asset value per share.

8.       Pricing Adjustments.

          a.        In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Insurance Company under paragraph 7, (1) the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended and (2) the Adviser or Transfer Agent shall notify Insurance Company as soon as practicable after discovering the need for any such adjustment. Costs to make the Separate Accounts whole will be borne by the Distributor. Notification may be made in the following manner:

Method of Communication

(i)      Fund/SERV Transactions. Each party agrees that it or its agent will ordinarily choose to use the NSCC’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, and if Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date. If the corrections are dated greater than trade date plus one, a facsimile should be sent in addition to the Mutual Fund Profile submission; or

(ii)     Manual Transactions. If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to the fund prices should be communicated by facsimile or by electronic transmission acceptable to Transfer Agent, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders, the reason for the adjustment. Transfer Agent agrees that the Insurance Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by Funds or Distributor, as applicable) to Plan participants whose accounts are affected by the adjustment.

b. To the extent a price adjustment results in a deficiency or excess to a Plan participant’s account, Insurance Company and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action.

9.	Purchases and Redemption Orders; Settlement of Transactions.

a. Manual Transactions. Manual transactions via facsimile shall be used by the Insurance Company only if there are problems with or malfunctions in the Fund/SERV system, or if Insurance Company misses a Fund/SERV trading deadline. The applicable fax number for the Transfer Agent will be provided to the Insurance Company. A contact phone number for the Transfer Agent will be provided to the Insurance Company. It is understood that all or portions of the order process may be handled by Insurance Company’s subcontractor.

	(i)	Next Day Transmission of Orders. The Insurance Company will notify the Transfer Agent by 8:00 a.m. Eastern Time, on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by Contractholders in each Separate Account by 4:00 p.m. Eastern time on the prior Business Day (the “Trade Date”). Insurance Company represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the 8:00 a.m. deadline using the following Business Day’s net asset value.

	(ii)	Purchases. All orders received by Insurance Company by 4:00 p.m. on a Business Day and communicated to the Transfer Agent by the 8:00 a.m. deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Insurance Company will initiate payment by wire transfer to a custodial account designated by the Transfer Agent for the aggregate purchase amounts prior to 4:00 p.m. Eastern Time on the next Business Day following Trade Date. The Transfer Agent shall furnish notice (by wire or telephone followed by written confirmation) to the Insurance Company as soon as reasonably practicable of any income, dividends, or capital gain distributions payable on any shares. The Insurance Company, on its behalf and on behalf of the Separate Account, hereby elects to receive all such income, dividends, and capital gain distributions as are payable on any shares in the form of additional shares of the applicable Fund. The Insurance Company reserves the right, on its behalf and on behalf of the Separate Account, to revoke this election and to receive all such income, dividends, and capital gain distributions in cash. The Transfer Agent shall notify the Insurance Company promptly of the number of shares so issued as payment of such dividends and distributions.

	(iii)	Redemptions. Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds' custodial account to an account designated by the Insurance Company. Transfer Agent will initiate payment by wire to Insurance Company or its designee proceeds of such redemptions by 4:00 p.m., Eastern Time, on the next Business Day following the Trade Date.

b.	Fund/SERV Transactions. It is understood that all or portions of the order process may be handled by Insurance Company’s subcontractor. The parties will ordinarily use the Fund/SERV system, and if used, the following provisions shall apply:

	(i)	The Insurance Company and Transfer Agent will be bound by the terms of the Fund/SERV Agreement filed by each with the NSCC. Without limiting the generality of the following provisions of this section, the Insurance Company and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

	(ii)	Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

	(iii)	Same Day Trades. On each Business Day, the Insurance Company shall aggregate and calculate the purchase orders and redemption orders for each Account received by the Insurance Company prior to the Close of Trading on each Business Day. The Insurance Company shall communicate to TransferAgent for that Business Day, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Account received by the Close of Trading such Business Day (the “Trade Date”) by no later than 6:30 a.m. Eastern Time on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to the Close of Trading on the Trade Date. All orders received by the Insurance Company after the close of trading on a Business Day shall not be transmitted to NSCC prior to 6:30 a.m. Eastern Time on the following Business Day, and Insurance Company represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the 6:30 a.m. deadline using the net asset value determined on the Business Day following the Trade Date.

c.	Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and Insurance Company shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Such wires for Insurance Company should be sent to:

JPMorgan Chase Bank, N.A. Brooklyn, NY 11245 ABA # DDA# A/C#: BNF: TIAA Separate Acct VA-3 ATTN: Bob Simons (718) 254-0326

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank 155 Fifth Street, Sixth Floor San Francisco, CA 94106 ABA#: Account#:

For credit to the account of American Funds Service Company (shareholder account number)

d.	TPA Transactions. With respect to transactions executed pursuant to an arrangement described in paragraph (i), by 8:00 a.m. Eastern Time on the next Business Day following receipt of such instructions, Insurance Company will provide to the Transfer Agent or its designee one or more files in a format and via a transmission method acceptable to Transfer Agent detailing the instructions received with respect to each Plan prior to 4:00 p.m. Eastern Time on the prior Business Day for each of the Funds. If for any reason Insurance Company is unable to transmit the files(s) with respect to any Business Day, Insurance Company will notify the Transfer Agent or its designee by 8:00 a.m. Eastern Time on the next following Business Day, and the Transfer Agent may process such instructions at the net asset value determined on the Business Day following the day on which Insurance Company received such instructions.

e.	Processing Errors. Processing errors which result from any delay or error caused by Insurance Company may be adjusted through the NSCC System by Insurance Company by the necessary transactions on an as-of basis and the cost to Transfer Agent of such transactions shall be borne by TIAA-CREF Individual & Institutional Services, LLC; provided however, prior authorization must be obtained from Transfer Agent if the transaction is back dated more than five days or to a previous calendar year.

f.	Coding. If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Separate Account.

g.	Reconciliation. Insurance Company shall reconcile share positions with respect to each Fund for each Separate Account as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Separate Account's share positions with respect to each Fund reported by Transfer Agent reconcile with Insurance Company's share positions for that Separate Account. Insurance Company shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five business days.

h.	Verification. Within a reasonable period of time after receipt of a confirmation relating to an Instruction, Insurance Company shall verify its accuracy in terms of such Instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

i.	Order Processing. Any order by Insurance Company or its subcontractor for the purchase of shares of the respective Funds through Distributor shall be accepted at the time when it is received by Distributor/Transfer Agent (or any clearinghouse agency that Distributor/Transfer Agent may designate from time to time), and at the offering and sale price next determined, unless rejected by Distributor, Transfer Agent or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. Distributor/Transfer Agent will not accept any order from Insurance Company that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that Distributor shall forward from time to time to all members of the selling group. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three days after the date of confirmation, the sale may be cancelled by the Distributor or by the respective Funds without any responsibility or liability on the part of the Distributor or the Funds, and the Distributor and/or the respective Funds may hold the Insurance Company responsible for any loss, expense, liability or damage, including loss of profit suffered by the Distributor and/or the respective Funds, resulting from Insurance Company’s delay or failure to make payment as aforesaid.

10.	Account Activity. Upon request, the Transfer Agent shall send to the Insurance Company, (i) confirmations of activity in each Separate Account within five (5) business days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for a Separate Account; (ii) statements detailing activity in each Separate Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by Insurance Company and agreed upon by Transfer Agent.

11.	Expenses. All expenses incident to each party's performance of this Agreement shall be paid by the respective party. The Adviser represents that it or the Funds shall pay the cost of registration of the Fund’s shares with the Securities and Exchange Commission (the “SEC”), preparation of the Fund’s prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by Applicable Law. The Adviser represents that the Funds shall pay the cost of qualifying Fund shares in states where required.

12.	Proxy and Other Communication Materials. The Transfer Agent on behalf of the Funds shall distribute to the Insurance Company Fund proxy material and periodic Fund reports to shareholders. The Distributor or the Transfer Agent shall provide the Insurance Company with a reasonable quantity of the Funds' prospectuses, statements of additional information (“SAI”) and sales literature upon request to be used for the Separate Accounts in connection with the transactions contemplated by this Agreement. Distributor or the Transfer Agent shall provide to Insurance Company, or its authorized representative, at no expense to Insurance Company, the following Contract owner communication materials prepared for circulation to Contractholders in quantities reasonably requested by Insurance Company which are sufficient to allow mailing thereof by Insurance Company or its subcontractor, to the extent required by Applicable Law, to all Contract owners in the Separate Accounts: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof. The Distributor or the Transfer Agent shall provide Insurance Company with other documents and materials as Insurance Company may reasonably request from time to time. If requested by the Insurance Company in lieu thereof, the Transfer Agent or the Distributor shall provide such documentation (including a final copy of the new prospectus on diskette at the Transfer Agent’s or Distributor’s expense) and other assistance as is reasonably necessary in order for the Insurance Company once each year (or more frequently if the prospectus for the Funds is amended) to have the prospectus for the Contracts printed (such printing of the Funds’ prospectus for existing Contract owners to be at the Adviser’s, the Transfer Agent’s or the Distributor’s expense). The Transfer Agent or the Distributor will provide the Insurance Company with as much notice as is reasonably practicable of any proxy solicitation for any Funds to enable it to solicit instructions from Contract owners, to the extent required by law. The Transfer Agent and the Distributor will work with the Insurance Company so as to enable the Insurance Company or its subcontractor to solicit proxies from Contract owners in an orderly manner.

Distributor will provide Insurance Company on a timely basis with investment performance information for each Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a monthly basis, average annual total return for the prior one- year, three year, five-year, ten-year and life of the Fund. Distributor will endeavor to provide the information in clause (a) to Insurance Company within twenty business days after the end of each quarter, and will endeavor to provide the information in clause (b) to Insurance Company within five business days after the end of each month, and will use its reasonable efforts to assist Insurance Company in preparing any "requests for proposals" relating to qualified and non-qualified retirement plans which may make available the Contracts as an investment alternative.

13.	Review of Advertising and Sales Literature; Representations

Insurance Company or its subcontractor may, based on the SEC-mandated information supplied by Distributor, prepare communications. In addition, Insurance Company may prepare such materials, based on performance information supplied by third party information providers (e.g., Lipper, Morningstar). Except for information or representations contained in the Funds’ registration statement, prospectus, SAI or supplied by third-party information providers (e.g. Lipper, Morningstar), Insurance Company or its subcontractor shall provide copies of all materials in which the Funds,Distributor or Adviser is named to Distributor prior to their first use for Distributor’sreview and Distributor shall be deemed to have approved such material unless it rejectsor provides comments to the Insurance Company regarding such material within ten business days after receipt of such material. It is understood that Distributor shall beresponsible for errors or omissions in, or the content of, such materials based uponinformation supplied by the Funds. Insurance Company shall be responsible for its ownerrors or omissions.

	a.	Neither Insurance Company nor any person associated with Insurance Company or its subcontractor shall make representations concerning a Fund, Transfer Agentor any of Transfer Agent's affiliates, except those contained in the current promotional literature produced by the Distributor, unless specifically approved in writing by the Distributor. Neither Insurance Company nor any person associated with Insurance Company shall make use of the names, logos or any likeness of the Funds, Transfer Agent or any of Transfer Agent's affiliates without the prior written consent of Distributor and those of its subcontractors.

	b.	The Distributor, or its designee, shall furnish, or cause to be furnished, to the Insurance Company, each piece of sales literature or other promotional material that it develops and in which the Insurance Company, and/or its Separate Account, is named. No such material shall be used until approved by the Insurance Company. The Insurance Company will be deemed to have approved such sales literature or promotional material unless the Insurance Company objects or provides comments to the Distributor, or its designee within ten business days after receipt of such material. The Insurance Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Insurance Company and/or its Separate Account is named, and no such material shall be used if the Insurance Company so objects.

	c.	The Distributor shall not give any information or make any representations on behalf of the Insurance Company or concerning the Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement and prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Insurance Companyor interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Separate Account which are in the public domain or approved by the Insurance Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Insurance Company or its designee, except with the permission of the Insurance Company.

14.	Proxy Materials/Voting. The Insurance Company or its subcontractor will distribute all proxy material furnished by the Funds to the extent required by Applicable Law. For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the

1940 Act ("Registered Separate Accounts"), the Insurance Company shall vote shares of the Funds held in Registered Separate Accounts at shareholder meetings of the Funds in accordance with instructions timely received by the Insurance Company (or its designated agent) from owners of Contracts funded by such Registered Separate Accounts having a voting interest in the Funds. The Insurance Company shall vote shares of the Funds held in Registered Separate Accounts that are attributable to the Contracts as to which no timely instructions are received, as well as shares held in such Registered Separate Account that are not attributable to the Contracts and owned beneficially by the Insurance Company (resulting from charges against the Contracts or otherwise), in the same proportion as the votes cast by owners of the Contracts funded by the Registered Separate Account having a voting interest in the Funds from whom instructions have been timely received. The Insurance Company shall vote shares of the Funds held in its general account or in any Separate Account that is not registered under the 1940 Act, if any, in its discretion.

15.	Intentionally Omitted.

16.	Independent Contractor Status. The Insurance Company shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent the Distributor or the Funds in any way or otherwise be deemed an agent of the Distributor or the Funds.

17.	Termination. At the terminating party's election and the other party's concurrence, termination of this Agreement may be limited solely as to new Plans and new Contracts. This Agreement shall terminate as to the sale and issuance of Contracts:

	a.	at the option of the Insurance Company, Distributor, Transfer Agent or the Funds upon 90 days advance written notice to the other parties

	b.	at any time by giving 30 day’s written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such 30-day period

	c.	at the option of the Insurance Company, Distributor or the Funds, upon institution of formal proceedings relating to (i) the marketing of the Contracts, (ii) the Separate Accounts, (iii) the Insurance Company, (iv) Distributor, (v) Adviser or (vi) the Funds by the NASD, the SEC or any other regulatory body;

	d.	at the option of any Fund, the Adviser or the Insurance Company, upon termination of Adviser’s investment advisory agreement with the Fund. Notice of such termination shall be promptly furnished. This paragraph (d) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between the Adviser and the Fund.

	e.	except for Insurance Company's delegation of its duties to a subcontractor or to an affiliate, upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties;

	f.	in the event interests in the Separate Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Insurance Company. Prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur;

	g.	for Registered Separate Accounts, they may terminate upon a decision by the Insurance Company, in accordance with regulations of the SEC for Registered Separate Accounts, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium for Registered Separate Accounts. The Insurance Company will give 45 days' prior written notice to the applicable Fund and the Distributor of the date of substitution of shares of another investment company for shares of the Funds. The Funds or the Distributor will in no way recommend action in connection with, or oppose or interfere with any application made to the SEC by the Insurance Company with regard to the substitution of Fund shares with shares of another investment company or seek in any manner to oppose or interfere with a proposed Contractholder vote;

	h.	upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; or

	i.	termination by the Insurance Company by written notice to, the Adviser, and the Distributor, if the Insurance Company shall determine, in its sole judgment exercised in good faith, that the Funds, the Adviser, or the Distributor has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity.

	j.	Upon termination and at the request of the requesting party, the other party shall deliver to the requesting party, any records which the requesting party may be required by law or regulations to have access to or to maintain.

18.	Notices. All notices under this Agreement, unless otherwise specified in the Agreement shall be given in writing and delivered via overnight delivery (postage prepaid, return receipt requested), facsimile transmission or registered or certified mail, as follows:

If to the Insurance Company:

Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017 Attention: Paul Van Heest, Executive Vice President

with a copy to:

Teachers Insurance and Annuity Association of America 730 Third Avenue New York, New York 10017 Attention: Evan Giller, Vice President and General Counsel - Institutional Client Services

If to the Distributor, Adviser, Transfer Agent or to the Funds:

Kenneth R. Gorvetzian American Funds Distributors, Inc. 333 South Hope Street 55th Floor Los Angeles, California 90071

with a copy to:

	John R. Fodor	James A. Jacobs
	American Funds Distributors, Inc.	American Funds Service Company
	333 South Hope Street	3500 Wiseman Blvd.
	55th Floor	San Antonio, TX 78251-4321
Los Angeles, CA 90071

or to such other address or person as may be specified in a written notice given to the other parties. The date of service of any notice shall be the date it is received by the recipient.

19.	Books and Records. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder. Upon the request of a party, the other party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party's activities, (b) assist either party in resolving disputes, reconciling records or responding to auditor's inquiries,

(c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision.

In addition, Insurance Company shall establish and maintain procedures to meet the following requirements: (i) respond to written inquiries within five business days concerning a transaction processed within the last six months to a Plan participant's account; (ii) respond to requests for a transcript within 20 business days; (iii) respond to dividend (earnings) inquiries within 10 business days; and (iv) maintain all relevant documentation to support transactions processed on behalf of the Plan participant's account.

Insurance Company shall track the number of complaints to Insurance Company regarding transactions that were not processed correctly. Insurance Company shall, on request, report to Transfer Agent the total number of transactions and the total number of complaints received by Insurance Company, which arose from processing errors by Insurance Company.

20.	Indemnification.

	a.	Insurance Company shall indemnify and hold harmless Distributor, Adviser, Transfer Agent, each of the Funds, and each of its directors, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company's negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company's violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Insurance Company of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. This indemnity provision is in addition to any other liability which Insurance Company may otherwise have to Distributor, the Transfer Agent or the Funds.

	b.	Distributor, Adviser and Transfer Agent, as applicable, shall indemnify and hold harmless, Insurance Company and its directors, officers, employees and agents and each person who controls them within the meaning of the Securities Act of 1933, as amended, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) Distributor’s, Adviser’s or Transfer Agent’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Distributor's, Adviser’s or Transfer Agent’s

violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Distributor, Adviser or Transfer Agent of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement. This indemnity provision is in addition to any other liability which Distributor, Adviser or Transfer Agent may otherwise have to Insurance Company. Notwithstanding the foregoing, neither the Transfer Agent, Adviser, Distributor, any of their affiliates nor the Funds shall indemnify or hold Insurance Company harmless pursuant to this paragraph for Losses to the extent such loss results from a determination that Insurance Company's receipt of fees as provided in paragraph 6(b), above, violates the Employee Retirement Income Security Act of 1974, as amended, or any other federal or state law, except to the extent that the representation that the Transfer Agent’s payments to the Insurance Company under this Agreement are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of the Funds shares and are not otherwise related to investment advisory or distribution services or expenses is inaccurate or incorrect.

	c.	Promptly after receipt by a party entitled to indemnification under this paragraph 20 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 20, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

21.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York exclusive of conflicts of laws.

22.	Entire Agreement/Amendments. This Agreement and the Fund account application completed by the Insurance Company contain the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and may not be amended except by written agreement of the parties.

23.	Assignability. This Agreement shall extend to and be binding upon the Insurance Company, the Distributor, the Adviser, the Transfer Agent and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement.

24.	Proprietary Information. The parties agree that the names, addresses, and other information relating to the Contractholders or participants or prospects for the sale of the Contracts developed by Insurance Company are the exclusive property of the Insurance Company and may not be used by Distributor, Transfer Agent or the Funds without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto. Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including the Gramm- Leach-Bliley Act and any regulations promulgated thereunder. This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with paragraph 19, above.

25.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

26.	No Waiver. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

27.	No Joint Venture, Etc. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Distributor, and the Funds.

28.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

29.	Survival. The provisions of paragraphs 4, 5, 20 and 25 survive termination of this Agreement.

30.	Non-exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

31.	Insurance. At all times Insurance Company shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Insurance Company's employees and agents.

32.	Oversight of Insurance Company. Upon reasonable advance notice, Insurance Company will permit Transfer Agent or its representative to have reasonable access at Transfer Agent’s own cost to senior personnel, identified by the Insurance Company and reasonably acceptable to Transfer Agent, and records pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

33.	SAS 70. Insurance Company shall make available upon Transfer Agent’s request a copy of Insurance Company’s most recent SAS 70. Insurance Company shall promptly notify Transfer Agent in the event of a material breach of operational controls related to services under this Agreement.

34.	Trading Relationships with Third Parties. If Insurance Company provides third parties with trading services, Insurance Company may not give such third parties access to the Funds without the prior written consent of the Distributor.

35.	Breach of Agreement. In addition to all other remedies available at law or in equity for breach of this Agreement, Transfer Agent and Distributor reserve the right to withhold payment of fees under paragraph 6(b) of this Agreement for any breach of this Agreement by Insurance Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA for itself and on behalf of the Separate Accounts

By:

Print Name:

Title:

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC (for purposes of paragraph 9(e) only)

By:

Print Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN FUNDS DISTRIBUTORS, INC.

By:

Print Name:	David M. Givner

Title:	Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:

Print Name:	Michael Downer

Title:	Vice President & Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN FUNDS SERVICE COMPANY

By:

Print Name:	James Jacobs

Title:	Vice President

EXHIBIT A

Name of Separate
Account(s)	Fund	Share Classes

TIAA Separate Account	American Funds Washington Mutual Investors	R-5
VA-3
	American Funds EuroPacific Growth Fund	R-5

OPERATIONAL GUIDELINES

1.	When setting up accounts (including pooled, plan-level accounts) for Plans, Insurance Company shall include (a) detailed registration information that includes the Plan name and a unique number given to Insurance Company to facilitate payment of recordkeeping fees.

2.	When transmitting instructions for the purchase and/or redemption of Class R shares of the Funds, Insurance Company shall submit one order for all participant purchase transactions and one order for all participant redemption transactions. Redemption orders shall not be netted against purchase orders for a Business Day. Settlement of a purchase order and a redemption order may not be netted; such settlements shall be independent of one another. Insurance Company shall process as new money only the following: mapped takeover assets; salary deferrals; and employer matching, discretionary, and mandatory contributions.

3.	References to the Funds on Plan participant statements and on Insurance Company’s web site shall include the full name of the Fund and a reference to “American Funds.” By way of example, “American Funds – The Investment Company of America”. If field size prohibits the use of the full name of the Fund and a reference to “American Funds”, the Fund name may be abbreviated with the approval of the Distributor.

4.	With respect to Contract owner transactions, Insurance Company shall abide by requirements of the Funds’ frequent trading policy as described in their prospectuses and statements of additional information, or an acceptable alternative.